Exhibit 10.28.1

APPLETON PAPERS INC.
BOARD OF DIRECTORS MEETING

The following resolutions are adopted by all of the members of the Board of Directors of Appleton Papers Inc., a Delaware Corporation (“Corporation”) in accordance with the By-Laws of the Corporation.

WHEREAS, the Corporation sponsors certain incentive, deferred compensation, and severance plans for selected executives and management employees, including the Appleton Papers Inc. Long Term Incentive Plan (the “Long Term Incentive Plan”), the Appleton Papers Inc. Long-Term Performance Cash Plan (the “Long-Term Performance Cash Plan”), the Appleton Papers Inc. Long Term Restricted Stock Unit Plan, (the “Long Term Restricted Stock Unit Plan”), the Nonqualified Excess Plan of Appleton Papers Inc. (the “Nonqualified Excess Plan”), and Termination Protection Agreements with specified individuals (the “Termination Protection Agreements”); and

WHEREAS, it has come to the attention of the Board that the definitions of a “change in control” appearing in the governing documents for the above-mentioned Plans and Agreements do not reflect the original intention of the Board insofar as such definitions would, in certain circumstances, fail to encompass a change in control by the Corporation’s corporate parent, but would, in certain circumstances, encompass an internal reorganization of the Corporation or its controlled group; and

WHEREAS, the governing documents of each of the Long Term Incentive Plan, the Long-Term Cash Performance Plan, the Long Term Restricted Stock Unit Plan, and the Nonqualified Excess Plan grant the Board the authority to amend such Plans at any time; and

WHEREAS, the Termination Protection Agreements grant the Corporation the ability to amend such Agreements in a written document signed by the parties thereto.

NOW, THEREFORE, BE IT RESOLVED that, with effect from the date hereof, the Board hereby adopts the clarifying amendments to the Long Term Incentive Plan, the Long-Term Cash Performance Plan, the Long Term Restricted Stock Unit Plan, and the Nonqualified Excess Plan specified paragraphs 1 through 3, below, and authorizes the Chief Executive Officer or Vice President, Human Resources of the Corporation to execute a written addendum to each of the Termination Protection Agreements making the clarifying amendment specified in paragraph 4, below:

         1.  Clause (5) of Section 2.3 of the Long Term Incentive Plan, Clause (5) of Section 2.5 of the Long-Term Performance Cash Incentive Plan, and Clause (5) of Section 2.3 of the Long Term Restricted Stock Unit Plan are each amended in their entirety to read as follows:

“(5) the Company merges or consolidates with any other company, the Company is not the surviving company of such merger or consolidation, and the surviving company is not controlled by the persons or entities who controlled the Company immediately prior to such merger or consolidation;”

         2.  Section 2.6 of the Long Term Incentive Plan, Section 2.8 of the Long-Term Performance Cash Incentive Plan, and Section 2.6 of the Long Term Restricted Stock Unit Plan are each amended by deleting the first two sentences of each section, and inserting the following:

“Company” means the affiliated group of corporations, as defined in Section 1504(a) of the Internal Revenue Code, which includes Appleton Papers Inc. or any corporate successor to Appleton Papers Inc.  “Company” also means (except when the context relates to a Change in Control) any subsidiary or affiliate of Appleton Papers Inc. which employs an Eligible Employee (as designated by the Committee in Accordance with Section 4.1).”

         3.  The Adoption Agreement of the Nonqualified Excess Plan is amended by directing The Principal to add the following language to the definition of Company:

“Solely for purposes of determining whether a Change in Control Event has occurred, the “Company” shall be defined to be the “relevant corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(ii).”

         4.  The definition of “Change in Control” in Schedule A to each of the Termination Protection Agreements shall be amended by deleting the last sentence thereof, and inserting in its place the following:

“The definition of Change in Control shall in all events be subject to, and interpreted in a manner consistent with, Treasury Regulation §1.409A-3(i)(5).  Solely for purposes of determining whether a Change in Control has occurred, the “Corporation” shall be defined to be the “relevant corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(ii).”

         RESOLUTION of the Board of Directors of Appleton Papers Inc. adopted this 11th day of November, 2010.

Certificate of Secretary

Appleton Papers Inc.

I, Tami L. Van Straten, duly elected and acting Secretary of Appleton Papers Inc., hereby certify that the attached Resolutions, amending the following plans:

Appleton Papers Inc. Long Term Incentive Plan
Appleton Papers Inc. Long-Term Performance Cash Plan
Appleton Papers Inc. Long Term Restricted Stock Unit Plan
Nonqualified Excess Plan of Appleton Papers Inc.

were duly adopted at a meeting of the Board of Directors of Appleton Papers Inc. on November 11, 2010.

In witness whereof, I have executed this Certificate on March 9, 2011.

/s/ Tami L. Van Straten
Tami L. Van Straten